Exhibit 99.1

                    EarthShell & MBS Sign License Agreement;
  MBS Places Purchase Order for Equipment to Manufacture EarthShell Packaging

     SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 20, 2004--EarthShell(R) Corporation (OTCBB:ERTH), innovators of food service packaging designed with the environment in mind, announced today that it has signed a significant, new licensing agreement with Meridian Business Solutions (MBS) of Tiburon, California. The terms of the agreement grant MBS a performance-based, exclusive license to manufacture and sell EarthShell Packaging(R) plates, bowls and trays within the U.S. in a range of sizes and configurations. The agreement provides that EarthShell will receive a technology fee of $2 million, to be paid by MBS over the next year as certain milestones are achieved. Additionally, royalties will become payable by MBS to EarthShell during the first half of 2005 based on the sale of licensed EarthShell Packaging products by MBS.
     The Company further announced that MBS has also placed an equipment purchase order with Detroit Tool & Engineering (DTE) to provide MBS with significant capacity to meet broad customer demand. Delivery and installation of the first series of modules is scheduled for completion by mid-October. It is planned that these initial modules will be brought to full operating effectiveness and in commercial production later in the year, with product flowing to the market shortly thereafter. Concurrent with this activity, additional modules will be built and delivered to MBS on a regular basis, thereby continually expanding its capacity. MBS has committed to a site in the Bay area of California as the location for its first EarthShell manufacturing facility. Specific MBS market segments are being finalized and, along with details of the purchase order, will be announced by the Companies shortly.
     "MBS believes that the EarthShell technology offers unique and significant advantages compared to traditional food service disposable packaging," said Greg Hoffman, Managing Partner of Meridian Business Solutions. "We know that consumers want and will buy environmentally preferable products at competitive prices. Our purchase order to DTE represents our readiness and willingness to make a major commitment to effectively compete in the food service disposable packaging industry with EarthShell's dynamic new technology. Therefore, we have given EarthShell our commitment to the success of this project, and together we have DTE's commitment to deliver high performing equipment on time as defined within our purchase order"
     The MBS management team has a positive track record and core competency in bringing innovative high technology into new markets. Through its management consulting operations, MBS has provided positive results for customers within the electronics, financial, process manufacturing and defense industries. The principals and executive advisory board of MBS have significant and successful business experience in the retail market segments.
     "MBS is a highly motivated new licensee and our relationship with them is progressing at a pace that reflects a complimentary fit of skills and abilities between our organizations, as well as a complete alignment of objectives," said Vincent J. Truant, president and chief operating officer of EarthShell Corporation. "We believe it is both refreshing and significant that a company outside of the food service packaging industry is making a considerable commitment based on their analysis of the market, belief in the value of the EarthShell technology and the importance of offering this alternative food service packaging."
     EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.
     EarthShell sandwich containers, plates, bowls and wraps are designed with the environment in mind. Developed over many years using a "life cycle inventory" and in consultation with leading environmental experts, EarthShell products reduce the environmental burdens of rigid food service packaging through the careful selection of raw materials, processes and suppliers. The products are made primarily from natural limestone and starch from potatoes, wheat or corn. The new packaging poses substantially fewer risks to wildlife than polystyrene foam packaging because it biodegrades when exposed to moisture in nature, physically disintegrates in water when crushed or broken, and can be composted in a commercial facility (where available) or in your backyard. In addition, the company has recently introduced flexible packaging in the form of sandwich wraps that also have been developed using a "life cycle inventory." Like EarthShell's rigid packaging, the wraps also biodegrade when exposed to moisture and bacteria in nature and can be composted in a commercial facility (where available) or in your backyard
     For more information about EarthShell Corporation, please visit www.earthshell.com.

     This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

     CONTACT: EarthShell Corporation
              Media Inquiries:
              Cindy Eikenberg, 410-847-9420
              www.earthshell.com
                  or
              Investor Inquiries:
              866-438-3784
              investor@earthshell.com
                  or
              Media Inquiries:
              Capitoline Communications
              J.B. Hancock, 703-841-0626
              hancock@alcalde-fay.com